Exhibit 99.1

Press Release

Safehold Closes $225 Million Private Placement of Structured Senior Unsecured Notes Due 2056

NEW YORK, June 15, 2026

Safehold Inc. (NYSE: SAFE) today announced that its operating company, Safehold GL Holdings LLC ("Safehold" or the “operating company”), has signed a definitive note purchase agreement providing for a private placement of $225 million aggregate principal amount of senior unsecured notes due August 1, 2056 (the “Notes”).

Pricing on May 28, 2026 was based on the 30-year Treasury rate of 4.99% plus a spread of 162.5 basis points for an all-in coupon of 6.615%. The structure of the Notes features a stairstep coupon with a starting cash interest rate of 4.00% that increases to 4.50% in year 5, 5.00% in year 9, 5.50% in year 13, 6.00% in year 17 and 6.615% in year 21. The difference between the 6.615% stated rate and cash interest rate will accrue in each semi-annual payment period and be paid in kind by adding such accrued interest to the outstanding principal balance, to be repaid at maturity in August 2056, each subject to maintaining certain credit ratings.

The Company has recently terminated hedges and realized a cash settlement gain of approximately $30 million. Giving effect to this gain, the Company expects to recognize an effective semi-annual yield to maturity on the Notes of approximately 5.83%.

“We’re pleased to execute another structured 30-year unsecured debt offering. This capital is well suited to match our assets at an attractive cash and net effective cost with our in-the-money hedges, while also lengthening Safehold’s maturity profile. We are pleased to have both U.K. and U.S. investors participate in this offering,” said Brett Asnas, Safehold’s Chief Financial Officer.

The operating company intends to use the net proceeds from the offering for general corporate purposes, which may include repaying borrowings under its unsecured revolver, making additional investments in ground leases, providing for working capital and funding obligations under existing commitments.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Morgan Stanley & Co. LLC served as Lead Placement Agent on the offering. RBC Capital Markets served as a co-placement agent.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, affordable housing, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann

SVP, Head of Corporate Finance
T: 212.930.9400
E: investors@safeholdinc.com